Exhibit 10.3

OMNIBUS AMENDMENT TO

PERFORMANCE SHARE AWARD AGREEMENTS OF
CTO REALTY GROWTH, INC.

This Omnibus Amendment (this “Amendment”) is dated to be effective as of July 1, 2022, and has been approved by the Compensation Committee of the Board of Directors of CTO Realty Growth, Inc., a Maryland corporation (the “Company”), pursuant to Section 4(i) of the Third Amended and Restated CTO Realty Growth, Inc. 2010 Equity Incentive Plan, as may be amended from time to time (the “Plan”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

RECITALS:

WHEREAS, prior to the date hereof, the Company issued, pursuant to certain Performance Share Award Agreements (each, an “Award Agreement” and collectively, the “Award Agreements”), to each Grantee the number of Performance Shares specified in such Grantee’s applicable Award Agreement;

WHEREAS, pursuant to Section 4(i) of the Plan, the Committee shall have the authority, in its sole and absolute discretion, to modify or amend each Award, provided that no modification or amendment of an Award shall impair the rights of Grantee unless mutually agreed otherwise between Grantee and the Company, which agreement must be in writing and signed by Grantee and the Company;

WHEREAS, this Amendment does not impair the rights of the Grantees;

WHEREAS, the Company desires to amend certain vesting provisions of the Award Agreements on the terms and conditions as set forth in this Amendment; and

NOW, THEREFORE, BE IT RESOLVED, that the Company hereby amends the Award Agreements as follows:

Section 1.Amendments.
a.Amendments to Section 2(a). Section 2(a) of each Award Agreement is hereby amended and restated in its entirety as follows:

“The vesting of Grantee’s rights and interest in the Performance Shares shall be determined in accordance with the performance vesting criteria set forth in Exhibit A hereto.  In addition to such vesting criteria, Grantee must remain in continuous employment with the Company or one of its Subsidiaries from the Grant Date through either (i) the date of a “Qualifying Termination” (as defined below), (ii) the date of a “Qualifying CIC Termination” (as defined below) or (iii) the end of the Performance Period, as applicable, in order to have a vested and nonforfeitable right to the Performance Shares.  Any termination of employment, other than a Qualifying Termination or a Qualifying CIC Termination, prior to the end of the Performance Period shall result in the forfeiture of the Performance Shares.

The Performance Shares shall be settled in shares of the Company’s Common Stock, par value $0.01 per share, within sixty (60) days following either the end of the Performance Period or the date of the Qualifying Termination or the Qualifying CIC Termination, as applicable.”

b.	Amendments to Section 2. Section 2 of each Award Agreement is hereby amended to add Sections 2(e) and 2(f), which are stated in their entirety as follows:

“(e) “Qualifying Termination” means, during the Performance Period, (i) the termination of Grantee’s employment by the Company or one of its Subsidiaries without “Cause” (as defined above) or (ii) Grantee voluntarily terminates employment for “Good Reason” (as defined above).  The date of a Qualifying Termination will be the date that a “separation from service” occurs as such term is defined in Treasury Regulation 1.409A-1(h).

(f) “Qualifying CIC Termination” means, during the Performance Period, (i) the termination of Grantee’s employment by the Company or one of its Subsidiaries without “Cause” (as defined above) or (ii) Grantee voluntarily terminates employment for “Good Reason” (as defined above), in each case, at any time during the 24-month period following a Change in Control (as defined above).”

c.	Amendments to Section 1 of Exhibit A: Section 1 of Exhibit A of each Award Agreement is hereby amended and restated in its entirety as follows:

“Except in the event of a Qualifying Termination or a Qualifying CIC Termination (each as defined in the Agreement), the number of Performance Shares that shall vest under this Agreement shall be based upon the following performance goal: The Company’s Total Shareholder Return as compared to the Total Shareholder Return of the Comparison Group during the Performance Period, as further described below.  Upon (a) the expiration of the Performance Period, and (b) the Committee’s determination and certification of the extent to which the performance goal has been achieved, the Participant shall become vested in the number of Performance Shares that corresponds to the level of achievement of the performance goal set forth below that is certified by the Committee.

Notwithstanding the foregoing, (a) in the case of a Qualifying Termination prior to the expiration of the Performance Period, the percentage of Performance Shares that vest pursuant to the Agreement shall be the greater of (i) the percentage of Performance Shares that would vest based on the Total Shareholder Return achieved by the Company as if the Performance Period had ended on the date of the Qualifying Termination, as determined and certified by the Committee, multiplied by a fraction, the denominator of which is the total number of days in the original Performance Period and the numerator of which is the number of days from the beginning of the Performance Period to the date of the Qualifying Termination or (ii) 100% of the Performance Shares; and (b) in the case of a Qualifying CIC Termination prior to the expiration of the Performance Period, the number of Performance Shares that vest pursuant to the Agreement shall be 150% of the Performance Shares.”

Section 2.Ratification of Award Agreements.  Each Award Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects and shall remain in full force and effect as amended hereby.
Section 3.Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed, and enforced in accordance with the laws of the State of Maryland without regard to any choice of law principles.
Section 4.Severability.  Each provision of this Amendment shall be considered severable. If for any reason any provision or provisions herein are determined to be invalid, unenforceable, or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
Section 5.Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first set forth in this Amendment.

COMPANY:

CTO REALTY GROWTH, INC.

By:Name: Title:

Signature Page to

Omnibus Amendment to

Performance Share Award Agreement of

CTO Realty Growth, Inc.